Exhibit 3.8

                              ARTICLES OF AMENDMENT
                                       OF
                               SUMMUS, INC. (USA)
                                       FOR
                      SERIES E CONVERTIBLE PREFERRED STOCK


                  Pursuant to the provisions of Sections 607.0601, and 607.0602 of the Florida Business Corporation Act, Summus, Inc. (USA) (the "Corporation"), a corporation organized and existing under the laws of the State of Florida, hereby certifies as follows:


         1. The name of the Corporation is Summus, Inc. (USA):

         2. The terms and provisions of the Statement of Rights and Preferences (the "Statement of Rights") of the Corporation's Series E Convertible Preferred Stock (the "Series E Preferred Stock ") have been duly approved by the unanimous written consent of the Corporation's Board of Directors dated as of October 17, 2003.

         3. The text of the Statement of Rights establishing and designating the Series E Preferred Stock, which shall be added to Article IV of the Corporation's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), as amended to date, is attached to these Articles of Amendment as APPENDIX A and is incorporated herein for all purposes.

                  IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Operating Officer and attested by its Assistant Corporate Secretary on this 17th day of October, 2003, hereby declaring and certifying that this is the act and deed of the Corporation and that the statements contained herein are affirmed as true under penalties of perjury.

                                        SUMMUS, INC. (USA)


                                        By:____________________________________
                                           Gary E. Ban, Chief Operating Officer

         ATTEST:


         By:_________________________
            Robert S. Lowrey
            Assistant Corporate Secretary

            APPENDIX A TO ARTICLES OF AMENDMENT OF SUMMUS, INC. (USA)
                             DATED OCTOBER 17, 2003



         Article IV of the Amended and Restated Certificate of Incorporation of Summus, Inc. (USA) ( the "Corporation") is hereby amended by adding the following provisions:

                   "STATEMENT OF RIGHTS AND PREFERENCES OF THE
           SERIES E CONVERTIBLE PREFERRED STOCK OF SUMMUS, INC. (USA)


                   1. PREFERRED STOCK DESIGNATION; NUMBER; ISSUE PRICE. Of the 5,000,000 shares of authorized preferred stock of the Corporation, 200 shares are designated as "Series E Convertible Preferred Stock" (the "Series E Preferred Stock"). The Series E Preferred Stock has an issue price ("Issue Price") of $1,000 per share.

                  2. RANKING. Except as provided for herein, the Series E Preferred Stock shall rank on a parity with the Corporation's Series A Convertible Preferred Stock (the "Series A Preferred Stock"), its Series C Convertible Preferred Stock (the "Series C Preferred Stock") and its Series D Convertible Preferred Stock (the "Series D Preferred Stock") in all respects, including but not limited to liquidation preference upon dissolution, liquidation, or winding up of the Corporation.

                  3. NO DIVIDENDS. The Series E Preferred Stock shall not be entitled to any dividends, distributions or coupon amount, except as set forth in this Statement of Rights and Preferences of the Series E Convertible Preferred Stock ( this "Series E Statement of Rights").

                  4.   LIQUIDATION PREFERENCE

                           A. SERIES E PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of any preferred stock of the Corporation ranking junior to the Series E Preferred Stock (the "Junior Preferred Stock"), an amount equal to $1,000 per share (the "Liquidation Preference") (such Liquidation Preference to be adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to shares of the Series E Preferred Stock). Upon the occurrence of any such liquidation, dissolution or winding up of the Corporation, the funds and assets of the Corporation shall be used first to repay all indebtedness and other obligations, then to pay the liquidation preferences of any preferred stock having preferences senior to the Series E Preferred Stock, Series D Preferred Stock, the Series C Preferred Stock, and the Series A Preferred Stock (the "Senior Preferred Stock") and then to pay the liquidation preferences of the Series E Preferred Stock, Series D


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                           Preferred Stock, Series C Preferred Stock, and Series
                           A Preferred Stock. If the assets and funds to be distributed among the holders of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, and the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full liquidation preference, then the entire assets and funds of the Corporation legally available for distribution (after payment of any Senior Preferred Stock) shall be distributed ratably among the holders of Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and
                           Series E Preferred Stock based upon the relative liquidation preferences of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, and Series A Preferred Stock then held by them.

                                    Any funds or assets legally available for
                           distribution after payment in full of the liquidation preferences of the Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be distributed among the holders of the Junior Preferred Stock in accordance with the liquidation rights of the Junior Preferred Stock.

                           B. DISTRIBUTION OF REMAINING ASSETS TO COMMON STOCK HOLDERS. After payment to the holders of any Senior Preferred Stock, the Series E Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock, the Series A Preferred Stock, and the Junior Preferred Stock of the amounts set forth in Section 4.a. above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

                  5. CONSOLIDATION OR MERGER. In case of any consolidation or merger of the Corporation with or into another corporation (other than a mere reincorporation transaction) or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Series E Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series E Preferred Stock would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors of the Corporation in good faith) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holder of the Series E Preferred Stock to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable conversion terms of the Series E Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series E Preferred Stock. The Corporation shall not effect any transaction described in this Section 5 unless the resulting successor or acquiring entity (if not the Corporation) and, if an entity different from the successor or acquiring entity, the entity whose capital stock or assets the holders of the Common Stock are entitled to receive as a result of such transaction, assumes by written instrument the obligations of this Certificate of Designation (including this Section 5). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges. The consolidation or merger of the Corporation with or into any other corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

                       6. CONVERSION. Upon conversion, each share of Series E Preferred Stock shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the product of (x) the number of shares of Series E Convertible Preferred Stock being converted, multiplied by (y) $1,000, by (ii) $0.20 at the time of conversion (the "Conversion Number");PROVIDED, HOWEVER, that in no event shall a holder of shares of Series E Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of
(x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series E Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, the warrants issued by the Corporation pursuant to the Subscription Agreement (as defined below) (the "WARRANTS")) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series E Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by a holder and such holder's affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause (x) of such proviso. The Series E Preferred Stock shall convert as follows:

                           A. CONVERSION. To convert shares of Series E
                           Preferred Stock the holder must surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series E Preferred Stock, and give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state in the notice the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to that holder, or to the nominee or nominees of that holder, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. The conversion shall be deemed to have been made immediately prior to the close of business on the date the shares were surrendered for conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon the conversion shall be treated for all purposes as the record holder or holders of those shares of Common Stock as of that date.

                           B. DELIVERY OF COMMON STOCK UPON CONVERSION. Upon the surrender of certificates as described above, the Corporation shall issue and, within two (2) business days after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above) (the "Delivery Period"), deliver (or cause its Transfer Agent to so issue and deliver) in accordance with the terms hereof and the Subscription Agreement pursuant to which the Series E Preferred Stock was sold (the "Subscription Agreement") to or upon the order of the holder (i) that number of shares of Common Stock for the portion of the shares of Series E Preferred Stock converted as shall be determined in accordance herewith and
                           (ii) a certificate representing the balance of the shares of Series E Preferred Stock not converted, if any.

                           In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation's Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder and its compliance with the provisions contained in this
                           Section 6, the Corporation shall use its best efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

                           C. EFFECT OF STOCK SPLITS ON CONVERSION NUMBER. The Corporation may elect to effect a split or consolidation or subdivision of the outstanding shares of Common Stock. The Corporation may issue a dividend or other distribution to holders of Common Stock that is payable in additional shares of Common Stock, or in other securities or rights convertible into, or entitling the holder to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by the holder of Common Stock for the additional shares of Common Stock, or the Common Stock Equivalents, or the additional shares of Common Stock issuable upon conversion or exercise thereof. If so, then as of the record date for that event, (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Number of the Series E Preferred Stock shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of that series shall be adjusted in proportion to the increase or decrease of outstanding shares resulting from the stock split, dividend or subdivision (treating all Common Stock Equivalents as having been converted into Common Stock).

                           D. EFFECT OF OTHER DISTRIBUTIONS ON CONVERSION. If the Corporation declares a distribution (other than a distribution subject to the previous Section 6.c. of this Series E Statement of Rights) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends), or options or rights that do not result in adjustment of the Conversion Number under this Section 6, then the holders of the Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series E Preferred Stock are convertible, determined as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                           E. EFFECT OF RECAPITALIZATIONS ON CONVERSION. If any recapitalization of the Common Stock occurs (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere herein), provision shall be made so that the holders of the Series E Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series E Preferred Stock, the number of shares of stock or other securities or property of the Corporation or otherwise, to which they would be entitled on such recapitalization if they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series E Preferred Stock were convertible on the effective date of the recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series E Preferred Stock after the recapitalization to the end that the provisions of this Section 6 shall be applicable after the recapitalization to achieve the intent of the Conversion Number adjustment provisions of this
                           Section 6, so as to protect the conversion rights of the holders of the Series E Preferred Stock against impairment as nearly as may be practicable.

                           F. NO IMPAIRMENT OF CONVERSION RIGHTS. The
                           Corporation will not, by amendment of its organizational documents, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series E Preferred Stock against impairment.
                           G. NO FRACTIONAL SHARES ON CONVERSION. No fractional shares shall be issued upon conversion of the Series E Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share, determined on the basis of the total number of shares of Series E Preferred Stock which the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                           H. CERTIFICATES ON ADJUSTMENT OF CONVERSION NUMBER. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Number of Series E Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series E Preferred Stock a certificate setting forth such adjustment or readjustment, showing the facts upon which such adjustment or readjustment is based. If a holder of Series E Preferred Stock requests in writing, the Corporation shall supply that holder a certificate setting forth (i) such adjustment and readjustment,
                           (ii) the applicable Conversion Number in effect at the time (before and after the adjustment), and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series E Preferred Stock.

                           I. CONVERSION NOTICES. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series E Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation.

                           J. RESERVATION OF STOCK FOR CONVERSION. The
                           Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series E Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock. If the number of authorized but unissued shares of Common Stock are not sufficient to effect the conversion of all then outstanding shares of Series E Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                  7. VOTING RIGHTS OF SERIES E PREFERRED. Each outstanding share of Series E Preferred Stock shall have no voting rights, except as may be required by the law of the state of incorporation or as further described in this Series E Statement of Rights.

                  8. PROTECTIVE PROVISIONS. So long as any shares of Series E Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock:

                    A. Authorize or issue any additional Series E Preferred
                Stock;

                    B. Adversely alter or change the rights, preferences or
                privileges of the Series E Preferred Stock; or

                    C. Amend this Statement of Rights;

                  9. STATUS OF CONVERTED OR REDEEMED STOCK. If any shares of Series E Preferred Stock shall be redeemed or converted into Common Stock, the shares of Series E Preferred Stock so converted or redeemed shall be canceled and shall not be issuable by the Corporation."